Exhibit 10.24

SIXTH AMENDMENT TO LEASE

This Commencement Date Agreement (this “Agreement”) is executed as of August 05, 2016 between ZOOM GROUP LLC, a Massachusetts limited liability company (“Landlord”), and GINKGO BIOWORKS, INC., a Delaware corporation (“Tenant”), for the purpose of amending the Lease Agreement between Landlord and Tenant dated December 22, 2011, as previously amended (the “Lease”). Capitalized terms used herein but not defined shall be given the meanings assigned to them in the Lease.

AGREEMENTS

For valuable consideration, whose receipt and sufficiency are acknowledged, Landlord and Tenant agree as follows:

1. Condition of Premises. Tenant has accepted possession of the Fourth Expansion Premises pursuant to the Lease. Any improvements required by the terms of the Lease to be made by Landlord in connection with the Fourth Expansion Premises have been completed to the full and complete satisfaction of Tenant in all respects, and Landlord has fulfilled all of its duties under the Lease with respect to such initial tenant improvements, subject to hidden defects or other matters not discoverable by inspection of the Fourth Expansion Premises as of the date hereof. Furthermore, Tenant acknowledges that the Fourth Expansion Premises are suitable for the Permitted Use. Landlord agrees that Tenant may use the Fourth Expansion Premises as a “Control Area” as defined in and in compliance with the Massachusetts building code.

2. Commencement Date. The Delivery Date of the Fourth Expansion Premises as storage space on the first floor is August 05, 2016. If the Commencement Date set forth in the Lease is different than the date set forth in the preceding sentence, then the Commencement Date as contained in the Lease is amended to be the Commencement Date set forth in the preceding sentence.

3. Expiration Date. The Term is scheduled to expire on January 31, 2027 exclusive of any extension options.

4. Contact Numbers. Tenant’s telephone number in the Premises is                     .

5. Ratification. Landlord and Tenant hereby ratify and confirm their obligations under the Lease, and represent and warrant to each other that they have no defenses thereto as of the date hereof. Additionally, Landlord and Tenant further confirm and ratify that, as of the date hereof the Lease is and remains in good standing and in full force and effect, and that each has no claims, counterclaims, set-offs or defenses against the other arising out of the Lease or in any way relating thereto or arising out of any other transaction between Landlord and Tenant.

6. Binding Effect; Governing Law. Except as modified hereby, the Lease shall remain in full effect and this Agreement shall be binding upon Landlord and Tenant and their respective successors and assigns. If any inconsistency exists or arises between the terms of this Agreement and the terms of the Lease, the terms of this Agreement shall prevail. This Agreement shall be governed by the laws of the State in which the Premises is located.

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7. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one document

Executed as of the date first written above.

LANDLORD:
Zoom Group LLC,
a Massachusetts limited liability company

By:	/s/ Jeff Wallace
Jeff Wallace, its Manager

TENANT:
Ginkgo Bioworks, Inc.
A Delaware corporation

By:	/s/ Barry Canton
Barry Canton, its Secretary